Exhibit 10.4

May 18, 2020

To: M. Arkin (1999) Ltd. (“Arkin”)

Re:	Agreements as Conditions to Financing

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) confirms certain understandings relating to the Spinoff Agreements (as defined below), which the undersigned, ScoutCam Inc. (the “Company”) and Medigus Ltd. (“Medigus”) have undertaken to you as condition to your investment in the Company. Reference is made to certain Amended and Restated Asset Transfer Agreement (the “Asset Agreement”) and that certain Patent License Agreement (the “License Agreement”, and collectively, the “Spinoff Agreements”), each entered into by and between Medigus and ScoutCam Ltd., a wholly owned subsidiary of the Company (the “Subsidiary”), dated December 1, 2019. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Spinoff Agreements.

The Company and Medigus will take such actions as are reasonably necessary to cause a duly executed amendment of the Spinoff Agreements to be entered into effect as soon as reasonably practicable and no later than sixty (60) days after the closing of Arkin’s investment, subject only to obtaining the approval of the Israeli Innovation Authority and Magnet management to the extent legally necessary with respect to the IIA funded patent assets (and absent any additional contingencies). Such amendment shall have the effect (without payment of additional consideration) of (i) clarifying and/or supplementing Section 2.1 of the Asset Agreement, such that the know-how and other intellectual property rights, used or necessary for use in connection with the Transferred Business shall have been duly transferred to the Subsidiary; and (ii) transferring the patent assets set forth in Appendix A, and all rights and obligations attached thereto, as Transferred Assets; provided, however, that if the Company decides to neglect any of the patent assets set forth in Appendix A, the Company shall transfer back ownership of those patent assets to Medigus, and such transfer shall consist of no additional consideration and absent any additional contingencies. In the event that the IIA approval and Magnet management cannot be reasonably obtained with respect to the applicable patent, the amendment shall have the effect of achieving the closest possible result to transfer of exclusive ownership.

Each of the Company and Medigus represents that it has all requisite corporate power and authority to execute and deliver this Letter Agreement and to carry out and perform its obligations hereunder. This Letter Agreement may not be modified or amended and the rights of either party hereunder may not be waived unless such modification, amendment, or waiver is effected by a written instrument signed by the Company, Medigus and Arkin.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Letter Agreement to be executed as of the date first written above.

MEDIGUS:

/s/ Liron Carmel
MEDIGUS LTD.

Name:	Liron Carmel
Title:	Chief Executive Officer

[Medigus Signature Page to the Letter Agreement]

IN WITNESS WHEREOF, the parties have executed this Letter Agreement to be executed as of the date first written above.

THE COMPANY:

SCOUTCAM INC.

By:	/s/ Yaron Silberman /s/ Tanya Yosef
Name:	Yaron Silberman Tanya Yosef
Title:	Chief Executive Officer Chief Financial Officer

THE SUBSIDIARY

SCOUTCAM LTD.

By:	/s/ Yaron Silberman /s/ Tanya Yosef
Name:	Yaron Silberman Tanya Yosef
Title:	Chief Executive Officer Chief Financial Officer

[Company and the Subsidiary Signature Page to the Letter Agreement]

IN WITNESS WHEREOF, the parties have executed this Letter Agreement to be executed as of the date first written above.

M. ARKIN (1999) LTD.

By:	/s/ Mori Arkin
Name:	Mori Arkin
Title:	Director

[Arkin Signature Page to the Letter Agreement]

Appendix A

1. Family 34802

2. Family 11777

3. Family 24994